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Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

QWEST SERVICES CORPORATION

(A Colorado Corporation)

Effective as of February 13, 2003

BYLAWS
OF
QWEST SERVICES CORPORATION

TABLE OF CONTENTS

i

4.	President, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents; Powers and Duties	9
5.	Secretary and Assistant Secretaries; Powers and Duties	9
6.	Chief Financial Officer; Powers and Duties	9
7.	Treasurer and Assistant Treasurers; Powers and Duties	9
8.	General Counsel; Powers and Duties	9
9.	Controller and Assistant Controllers; Powers and Duties	10
10.	Salaries	10
ARTICLE VI	Indemnification and Advancement of Legal Expenses	10
1.	Mandatory Indemnification and Advancement of Legal Expenses	10
2.	Indemnification and Advancement of Legal Expenses in the Discretion of the Corporation	12
3.	General Provisions Applicable to Indemnification and Advancement of Expenses	12
4.	Definitions	13
ARTICLE VII	Shares of Stock	13
1.	Certificates of Stock	13
2.	Transfer of Shares	13
3.	Registered Shareholders and Addresses of Shareholders	14
5.	Fixing Record Date	14
6.	Transfer Agents and Registrars; Regulations	14
ARTICLE VIII	Miscellaneous	15
1.	Corporate Seal	15
2.	Fiscal Year	15
3.	Amendments	15

ii

BYLAWS

OF

QWEST SERVICES CORPORATION

(a Colorado corporation)

ARTICLE I

Offices

        1.    Business Offices.    Qwest Services Corporation (the "Corporation") may have one or more offices at such place or places within or without the State of Colorado as the Board of Directors of the Corporation (the "Board of Directors" or the "Board") may from time to time determine or as the business of the Corporation may require.

        2.    Principal Office.    The initial principal office of the Corporation shall be as set forth in the Articles of Incorporation (the "Articles"). The Board of Directors, from time to time, may change the principal office of the Corporation.

        3.    Registered Office.    The registered office of the Corporation shall be as set forth in the Articles of Incorporation, unless changed as provided by the provisions of the Colorado Business Corporation Act, as it may be amended from time to time, or any successor law (the "Act").

ARTICLE II

Shareholders' Meetings

        1.    Annual Meetings.    An annual meeting of the shareholders shall be held on such date and at such time as the Board shall fix in the notice of meeting for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. If the election of directors shall not be held on the day designated herein for any annual meeting of the shareholders, or at any adjournment thereof, the Board shall cause the election to be held at a meeting of the shareholders as soon thereafter as conveniently may be. Failure to hold an annual meeting as required by these bylaws shall not invalidate any action taken by the Board or officers of the Corporation.

        2.    Special Meetings.    Special meetings of shareholders for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called at any time by the Chairman of the Board (the "Chairman"), the Chief Executive Officer, or by a majority of the entire Board of Directors and shall be called by the President or the Secretary upon one or more written demands (which shall state the purpose or purposes therefor) signed and dated by the holders of shares representing not less than ten percent of all votes entitled to be cast on any issue proposed to be considered at the meeting. The record date for determining the shareholders entitled to demand a special meeting is the date of the earliest of any of the demands pursuant to which the meeting is called, or the date that is 60 days before the date on which the first of such demands is received, whichever is later. Business transacted at any special meeting of shareholders shall be limited to the purpose or purposes stated in the notice of such meeting.

        3.    Place of Special Meetings.    Special meetings of shareholders shall be held at such place or places, within or without the State of Colorado, as may be determined by the Board of Directors and designated in the notice of the meeting, or, if no place is so determined and designated in the notice, special meetings of shareholders shall be held at the principal office of the Corporation.

        4.    Notice of Meetings.    Not less than 10 nor more than 60 days prior to each annual or special meeting of shareholders, written notice of the date, time and place of each annual and special shareholders' meeting shall be given to each shareholder entitled to vote at such meeting; provided, however, that if the authorized shares of the Corporation are proposed to be increased, at least 30 days' notice in like manner shall be given; and provided, further, that if the Act prescribes notice requirements for particular circumstances (as in the case of the sale, lease or exchange of the Corporation's assets other than in the usual and regular course of business, or the merger or dissolution of the Corporation), the provisions of the Act shall govern. Notice may be given in person; by telephone, telegraph, teletype, electronically transmitted facsimile, or other form of wire or wireless communication; and, if so given, shall be effective when received by the shareholder. Notice may also be given by deposit in the United States mail, postage prepaid, if addressed to the shareholder at the address of such shareholder shown in the Corporation's current record of shareholders, and, of so given, shall be effective when mailed. If three successive notices mailed to any shareholder in accordance with the provisions of this Section 4 are returned as undeliverable, no further notices to such shareholder shall be necessary until another address for such shareholder is made known to the Corporation. The notice of a special meeting shall, in addition, state the meeting's purposes.

        5.    Quorum.    Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless otherwise provided in the Act or in the Corporation's Articles of Incorporation a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of that voting group for action on that matter. In the absence of a quorum at any shareholders' meeting, a majority of the votes present in person or represented by proxy and entitled to vote on any matter at the meeting may adjourn the meeting from time to time for a period not to exceed 120 days from the original date of the meeting without further notice (except as provided in Section 6 of this Article II) until a quorum shall be present or represented.

        6.    Adjournment.    When a meeting is for any reason adjourned to another date, time or place, notice need not be given of the adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 120 days from the date of the original meeting, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder as of the new record date.

        7.    Order of Business.    (a) At each meeting of the shareholders, the Chairman or, in the absence of the Chairman, the Chief Executive Officer or, in the absence of the Chief Executive Officer, such person as shall be selected by the Board shall act as chairman of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the voting polls.

          (b)   At any annual meeting of shareholders, only such business shall be conducted as shall have been brought before the annual meeting (i) by or at the direction of the chairman of the meeting, (ii) pursuant to the notice provided for in Article II, Section 4 or (iii) by any shareholder who is a holder of record at the time of the giving of such notice provided for in this Article II, Section 7, who is entitled to vote at the meeting and who complies with the procedures set forth in this Article II, Section 7.

          (c)   For business properly to be brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation (the "Secretary"). To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 120 days prior to the anniversary date of the Corporation's proxy statement released to shareholders in connection with the previous year or if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the previous year's annual meeting, then 150 days prior to the date of the annual meeting. To be in proper written form, a shareholder's notice to the Secretary shall set forth in writing as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the shareholder proposing such business and all persons or entities acting in concert with the shareholder; (iii) the class and number of shares of the Corporation which are beneficially owned by the shareholder and all persons or entities acting in concert with such shareholder; (iv) any material interest of the shareholder in such business; and (v) any additional information as the Board or the Chief Executive Officer of the Corporation shall deem necessary or desirable.

        The foregoing notice requirements shall be deemed satisfied by a shareholder if the shareholder has notified the Corporation of his or her intention to present a proposal at an annual meeting and such shareholder's proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for such annual meeting; provided, however, that if such shareholder does not appear or send a qualified representative to present such proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding anything in the bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Article II, Section 7. The chairman of an annual meeting shall, if the facts warrant, determine that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 7 and, if the chairman should so determine, the chairman shall so declare to the annual meeting and any such business not properly brought before the annual meeting shall not be transacted.

        8.    Shareholders' List.    A complete record of the shareholders entitled to notice of any shareholders' meeting (or an adjourned meeting described in Section 6 of this Article II) shall be prepared by the Secretary of the Corporation. Such shareholders' list shall be arranged by voting groups and, within each voting group by class or series of shares, shall be alphabetical within each class or series and shall show the address of, and the number of shares of each such class and series that are held by, each shareholder. (When used in these Bylaws, the term "voting group" or "voting groups" shall have the meaning assigned by the Act.) The shareholders' list shall be available for inspection by any shareholder beginning on the earlier of ten days before the meeting for which the list was prepared or two business days after notice is given and continuing through the meeting and any adjournment thereof at the Corporation's principal office or at a place identified in the notice of the meeting in the city where the meeting will be held. A shareholder or his agent or attorney is entitled on written demand to inspect and, subject to the requirements of the Act, to copy the list during regular business hours and during the period it is available for inspection.

        9.    Voting.

          (a)   Except as provided by law or in the Articles of Incorporation, at every meeting of shareholders, or with respect to corporate action which may be taken without a meeting, each outstanding share having voting power is entitled to one vote, and each fractional share, if any is outstanding, is entitled to a corresponding fractional vote, on each matter voted on at a shareholders' meeting provided, however, that if (a) the notice of the meeting at which directors are to be elected, or the proxy statement accompanying the notice of the meeting, states conspicuously that cumulative voting is authorized in the election, or (b) a shareholder who has the right to cumulate votes in the election of directors gives notice to the Corporation, not less than forty-eight hours before the time set for the meeting at which directors are to be elected, of the shareholder's intent to cumulate votes during the meeting, then each shareholder entitled to vote at the election for directors shall be permitted to cumulate votes by multiplying the number of votes the shareholder is entitled to cast by the number of directors for whom the shareholder is entitled to vote and casting the product for a single candidate or distributing the product among two or more candidates.

          (b)   A shareholder may vote the shareholder's shares in person or by proxy. A shareholder may appoint a proxy by signing an appointment form, either personally or by the shareholder's attorney-in-fact. A shareholder may appoint a proxy by transmitting or authorizing the transmission of a telegram, teletype or other electronic transmission providing a written statement of the appointment to the proxy, to a proxy solicitor, proxy support service organization, or other person duly authorized by the proxy to receive appointments as agent for the proxy, or to the Corporation; except that the transmitted appointment shall set forth or be transmitted with written evidence from which it can be determined that the shareholder transmitted or authorized the transmission of the appointment. An appointment of a proxy is not effective against the Corporation until the appointment is received by the Corporation. The appointment is effective for eleven months unless a different period is expressly provided in the appointment form. An appointment of a proxy shall be revocable by the shareholder except as may be permitted or provided by law.

          (c)   When a quorum is present at any meeting of shareholders, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless the matter is one upon which a different vote is required by express provision of a statute, or the Articles of Incorporation, or these Bylaws, in which case such express provision shall govern and control the decision on such matter.

        10.    Inspectors.    The chairperson of the meeting may at any time appoint two or more inspectors to serve at a meeting of the shareholders. Such inspectors shall decide upon the qualifications of voters, including the validity of proxies, accept and count the votes for and against the matters presented, report the results of such votes, and subscribe and deliver to the secretary of the meeting a certificate stating the number of shares of stock within each voting group that is issued and outstanding and entitled to vote thereon and the number of shares within each voting group that voted for and against the matters presented. The voting inspectors need not be shareholders of the Corporation, and any director or officer of the Corporation may be an inspector on any matter other than a vote for or against such director's or officer's election to any position with the Corporation or on any other matter in which such officer or director may be directly interested.

        11.    Meeting by Telecommunication.    If and only if permitted by the Board of Directors, any or all of the shareholders may participate in an annual or special shareholders' meeting by, or the meeting may be conducted through the use of, any means of communication by which all persons participating in the meeting may hear each other during the meeting. If the Board of Directors determines to allow shareholders to participate in a shareholders' meeting by telecommunication, the Board shall establish the terms and conditions under which shareholders may participate by such means and shall cause the notice of the meeting to contain such terms and conditions. Only shareholders who comply with the terms and conditions indicated in such notice shall be entitled to so participate by telecommunication in the shareholders' meeting. A shareholder participating in a meeting by telecommunication in compliance with the terms and conditions established by the Board of Directors is deemed to be present in person at the meeting.

ARTICLE III

Board of Directors

        1.    Authority, Election and Tenure.    All corporate power shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by, a Board of Directors. The Board of Directors shall be elected at each annual meeting of shareholders. In an election of directors, that number of candidates equaling the number of directors to be elected having the highest number of votes cast in favor of their election shall be elected to the Board of Directors. The terms of the initial directors of the Corporation shall expire at the first shareholders' meeting at which directors are elected. The term of each director who is not an initial director of the Corporation shall expire at the next annual meeting of shareholders; provided, however, that a director shall continue to serve, despite the expiration of his or her term, until such director's successor shall be elected and shall qualify, or until such director's earlier death, resignation or removal.

        2.    Number and Qualification.    The number of directors shall be fixed from time to time by resolution of the Board of Directors and may be increased or decreased from time to time by resolution of the Board of Directors, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors must be natural persons at least 21 years of age but need not be shareholders or residents of the State of Colorado.

        3.    Chairman of the Board; Powers and Duties.    The Board may, at its election, appoint a Chairman of the Board (the "Chairman"). If such an officer is elected, he or she will, if present, preside at all meetings of the Board and will have such other powers and duties as may from time to time be assigned to him or her by the Board.

        4.    Notification of Nomination.    Subject to Article III, Section 2, and subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board or by any shareholder who is a shareholder of record at the time of giving of the notice of nomination provided for in this Section 4 and who is entitled to vote for the election of directors. Any shareholder of record entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary in accordance with Article II, Section 7(c). Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination, of all persons or entities acting in concert with the shareholder, and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or entities acting in concert with the shareholder (naming such person or entities) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board; (e) the class and number of shares of the Corporation that are beneficially owned by the shareholder and all persons or entities acting in concert with the shareholder; and (f) the consent of each nominee to being named in a proxy statement as nominee and to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made after compliance with the foregoing procedure. Only such persons who are nominated in accordance with the procedures set forth in this Section 4 shall be eligible to serve as directors of the Corporation.

        5.    Quorum and Voting.    A majority of the number of directors fixed by or in accordance with Section 2 of this Article III shall constitute a quorum at all meetings of the Board of Directors. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, except as otherwise required by the Act. The chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

        6.    Place of Meetings.    Any meeting of the Board of Directors may be held at such place or places either within or without the State of Colorado as shall from time to time be determined by the Board of Directors and as shall be designated in the resolution of the Board of Directors fixing the date, time and place of the regular meetings of the Board of Directors or in the notice of special meeting.

        7.    Regular Meetings.    Regular meetings of the Board of Directors shall be held at such dates, times and places as may be determined by the Board of Directors. Regular meetings of the Board of Directors may be held without notice of the date, time, place or purpose of the meeting.

        8.    Special Meetings.    Special meetings of the Board of Directors may be called by the Chairman of the Board or by a majority of the directors.

        9.    Notice of Meetings.    Notice of the date, time and place of each special meeting of directors shall be given to each director at least two days prior to such meeting. The notice of a special meeting of the Board of Directors need not state the purposes of the meeting. Notice to each director of any special meeting may be given in person; by telephone, telegraph, teletype, electronically transmitted facsimile, or other form of wire or wireless communication; or by mail or private carrier. Oral notice to a director of any special meeting is effective when communicated. Written notice to a director of any special meeting, including without limitation notice sent by electronic mail, is effective at the earliest of: (a) the date received; (b) five days after it is deposited in the United States mail, properly addressed to the last address for the director shown on the records of the Corporation, first class postage prepaid; (c) the date shown on the return receipt if mailed by registered or certified mail, return receipt requested, postage prepaid, in the United States mail and if the return receipt is signed by or on behalf of the director to whom the notice is addressed.

        10.    Organization, Agenda and Procedure.    The Chairman of the Board or, in the absence of the Chairman of the Board, the President or in the President's absence, any director chosen by a majority of the directors present, shall act as chairperson of the meetings of the Board of Directors. The Secretary, any Assistant Secretary, or any other person appointed by the chairperson shall act as secretary of each meeting of the Board of Directors. The agenda of and procedure for such meetings shall be as determined by the Board of Directors.

        11.    Rules and Regulations.    The Board may adopt such rules and regulations not inconsistent with the provisions of law, the Articles or these bylaws for the conduct of its meetings and management of the affairs of the Corporation as the Board may deem proper.

        12.    Meeting by Telecommunication.    One or more members of the Board of Directors or any committee designated by the Board of Directors may hold or participate in a meeting of the Board of Directors or such committee through the use of any means of communication by which all persons participating can hear each other at the same time.

        13.    Resignation.    Any director of the Corporation may resign at any time by giving written resignation notice to the Board, the Chairman, the Chief Executive Officer, the President, or the Secretary of the Corporation. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective, unless it so provides. A director who resigns may deliver to the Secretary of State for filing a statement to that effect.

        14.    Removal.    Any director may be removed, either with or without cause, at any time, at a special meeting of the shareholders called and held for such purpose if the number of votes cast in favor of removal exceeds the number of votes cast against removal; provided, however, that if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director. A vacancy in the Board of Directors caused by any such removal may be filled by the Corporation's shareholders at such meeting or, if the shareholders at such meeting shall fail to fill such vacancy, by the Board of Directors as provided in Section 14 of this Article III.

        15.    Vacancies.    If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors: (a) the shareholders may fill the vacancy at the next annual meeting or at a special meeting called for that purpose; or (b) the Board of Directors may fill the vacancy; or (c) if the directors remaining in office constitute fewer than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. The term of a director elected to fill a vacancy pursuant to subparagraph (b) or (c) of the foregoing sentence expires at the next annual shareholders' meeting. The term of a director elected to fill a vacancy pursuant to subparagraph (a) of this Section 15 shall be the unexpired term of such director's predecessor in office; except that, if the director's predecessor had been elected to fill a vacancy pursuant to Subparagraph (b) or (c) of this Section 15, the term of a director elected pursuant to Section (a) of this Section 15 shall be the unexpired term of the last predecessor elected by the shareholders. If the vacant directorship was held by a director elected by a voting group of shareholders and one or more of the remaining directors were elected by the same voting group, only such directors are entitled to vote to fill the vacancy if it is filled by directors, and they may do so by the affirmative vote of a majority of such directors remaining in office; and only the holders of shares of that voting group are entitled to vote to fill such vacancy if it is filled by the shareholders.

        16.    Compensation of Directors.    Each director may be paid such compensation as fixed from time to time by resolution of the Board of Directors, together with reimbursement for the reasonable and necessary expenses incurred by such director in connection with the performance of such director's duties. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity or any of its subsidiaries in any other capacity and receiving proper compensation therefor.

        17.    Executive and Other Committees.    Except as otherwise required by the Act, the Board of Directors, by resolution adopted by the greater of a majority of the number of directors fixed by or in accordance with Section 2 of this Article III or the number of directors required to take action pursuant to Section 5 of this Article III, may designate from among its members an executive committee and one or more other committees each of which, to the extent provided in the resolution and except as otherwise prescribed by the Act, shall have and may exercise all of the authority of the Board of Directors in the management of the Corporation, except that no committee shall: (a) authorize distributions; (b) approve or propose to shareholders action that the Act requires to be approved by shareholders; (c) fill vacancies on the Board of Directors or on any of its committees; (d) amend the Articles of Incorporation; (e) adopt, amend, or repeal these Bylaws; (f) approve a plan of merger not requiring shareholder approval; (g) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; or (h) authorize or approve the issuance or sale of shares, or a contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except that with respect to this clause (h) the Board of Directors may authorize a committee to do so within limits specifically prescribed by the Board of Directors. The provision of these Bylaws governing meetings, action without meeting, notice, waiver of notice, and quorum and voting requirements of the Board of Directors shall apply to committees and the members thereof.

ARTICLE IV

Waiver of Notice by Shareholders and Directors and Action
of Shareholders and Directors by Consent

        1.    Waiver of Notice.    A shareholder may waive any notice required by the Act or by the Articles of Incorporation or these Bylaws, and a director may waive any notice of a directors' meeting, whether before or after the date or time stated in the notice as the date or time when any action will occur or has occurred. The waiver shall be in writing, be signed by the shareholder or director entitled to the notice, and be delivered to the Corporation for inclusion in the minutes or filing with the corporate records, but such delivery and filing shall not be conditions of the effectiveness of the waiver. Attendance of a shareholder at a meeting waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting because of lack of notice or defective notice, and waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless the shareholder objects to considering the matter when it is presented. A director's attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the director, at the beginning of the meeting or promptly upon his or her later arrival, objects to holding the meeting or transacting business at the meeting because of lack of notice or defective notice and does not thereafter vote for or assent to action taken at the meeting, or if special notice was required of a particular purpose pursuant to the Act, the director objects to transacting business with respect to the purpose for which such special notice was required and does not thereafter vote for or assent to action taken at the meeting with respect to such purpose.

        2.    Action Without a Meeting.    Any action required or permitted to be taken at a meeting of the shareholders, directors or members of an executive or other committee, as applicable, may be taken without a meeting if all shareholders entitled to vote with respect to such action, or all directors or all members of an executive or other committee, as the case may be, give written consent to such action in writing. The record date for determining shareholders entitled to take action without a meeting is the date a writing upon which the action is taken, pursuant to this Section 2 of Article IV, is first received by the Corporation. Any shareholder who has signed a writing describing and consenting to action taken pursuant to this Section 2 of this Article IV may revoke such consent by a writing signed by such shareholder describing the action and stating that the shareholder's prior consent thereto is revoked, if such writing is received by the Corporation before the effectiveness of the action. Action taken without a meeting shall be effective: in the case of an action of shareholders, as of the date the last writing necessary to effect the action is received by the Corporation unless all of the writings necessary to effect the action specify another date, which may be before or after the date the writings are received by the Corporation; and in the case of directors' action, action is taken when the last director signs a writing describing the action taken unless before such time the Secretary has received a written revocation of the consent of any other director, and any action so taken shall be effective at the time taken unless the directors specify a different effective date.

ARTICLE V

Officers

        1.    Number; Term of Office.    The officers of the Corporation shall be such officers as the Board may from time to time determine, which may include a Chief Executive Officer, President, Chief Financial Officer, General Counsel and one or more Vice Presidents (including, without limitation, Assistant, Executive and Senior Vice Presidents) and a Treasurer, Secretary and Controller and such other officers or agents with such titles and such duties as the Board may from time to time determine, each to have such authority, functions or duties as provided in these bylaws or as the Board may from time to time determine, and each to hold office for such term as may be prescribed by the Board and until such person's successor shall have been chosen and shall qualify, or until such person's death or resignation, or until such person's removal in the manner hereinafter provided. One person may hold the offices and perform the duties of any two or more of said officers; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Articles or these bylaws to be executed, acknowledged or verified by two or more officers. The Board may from time to time authorize any officer to appoint and remove any such other officers and agents and to prescribe their powers and duties. The Board may require any officer or agent to give security for the faithful performance of such person's duties.

        2.    Resignation, Removal and Vacancies.    Any officer may resign at any time by giving written notice of resignation to the Board of Directors, the Chief Executive Officer, or the Secretary. Such resignation shall take effect when the notice is received by the Corporation unless the notice specifies a later effective date, and acceptance of the resignation shall not be necessary to render such resignation effective. Any officer may be removed, either with or without cause, by the Board at any meeting thereof or, except in the case of any officer elected by the Board, by any superior officer upon whom such power may be conferred by the Board. If any office becomes vacant for any reason, the vacancy may be filled by the Board of Directors. An officer appointed to fill a vacancy shall be appointed for the unexpired term of such officer's predecessor in office and shall continue in office until a successor shall be elected or appointed and shall qualify, or until such officer's earlier death, resignation or removal. The appointment of an officer shall not itself create contract rights in favor of the officer, and the removal of an officer does not affect the officer's contract rights, if any, with the Corporation and the resignation of an officer does not affect the Corporation's contract rights, if any, with the officer.

        3.    Chief Executive Officer; Powers and Duties.    Subject to the control of the Board, the Chief Executive Officer shall supervise and direct generally all the business and affairs of the Corporation. Any document may be signed by the Chief Executive Officer or any other person who may be thereunto authorized by the Board or the Chief Executive Officer. The Chief Executive Officer may appoint such assistant officers as are deemed necessary.

        4.    President, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents: Powers and Duties.    The President may be the chief operating officer of the Corporation. The President and each Executive Vice President, each Senior Vice President, and each Vice President shall have such powers and perform such duties as may be assigned by the Board of Directors or the Chief Executive Officer.

        5.    Secretary and Assistant Secretaries; Powers and Duties.    The Secretary shall attend all meetings of the shareholders and the Board and shall keep the minutes for such meetings in one or more books provided for that purpose. The Secretary shall be custodian of the corporate records, except those required to be in the custody of the Treasurer or the Controller, shall keep the seal of the Corporation, and shall execute and affix the seal of the Corporation to all documents duly authorized for execution under seal on behalf of the Corporation, and shall perform all of the duties incident to the office of Secretary, as well as such other duties as may be assigned by the Chief Executive Officer or the Board.

        The Assistant Secretaries shall perform such of the Secretary's duties as the Secretary shall from time to time direct. In case of the absence or disability of the Secretary or a vacancy in the office, an Assistant Secretary designated by the Chief Executive Officer or by the Secretary, if the office is not vacant, shall perform the duties of the Secretary.

        6.    Chief Financial Officer; Powers and Duties.    The Chief Financial Officer shall be responsible for maintaining the financial integrity of the Corporation, shall prepare the financial plans for the Corporation, and shall monitor the financial performance of the Corporation and its subsidiaries, as well as performing such other duties as may be assigned by the Chief Executive Officer or the Board.

        7.    Treasurer and Assistant Treasurers; Powers and Duties.    The Treasurer shall have care and custody of the funds and securities of the Corporation, shall deposit such funds in the name and to the credit of the Corporation with such depositories as the Treasurer shall approve, shall disburse the funds of the Corporation for proper expenses and dividends, and as may be ordered by the Board, taking proper vouchers for such disbursements. The Treasurer shall perform all of the duties incident to the office of Treasurer, as well as such other duties as may be assigned by the Chief Executive Officer or the Board.

        The Assistant Treasurers shall perform such of the Treasurer's duties as the Treasurer shall from time to time direct. In case of the absence or disability of the Treasurer or a vacancy in the office, an Assistant Treasurer designated by the Chief Executive Officer or by the Treasurer, if the office is not vacant, shall perform the duties of the Treasurer.

        8.    General Counsel; Powers and Duties.    The General Counsel shall be the chief legal officer of the Corporation. The General Counsel shall have such power and exercise such authority and provide such counsel to the Corporation as deemed necessary or desirable to enforce the rights and protect the property and integrity of the Corporation, shall also have the power, authority, and responsibility for securing for the Corporation all legal advice, service, and counseling, and shall perform all of the duties incident to the office of General Counsel, as well as such other duties as may be assigned by the Chief Executive Officer or the Board.

        9.    Controller and Assistant Controllers; Powers and Duties.    The Controller shall keep and maintain in good and lawful order all accounts required by law and shall have sole control over, and ultimate responsibility for, the accounts and accounting methods of the Corporation and the compliance of the Corporation with all systems of accounts and accounting regulations prescribed by law. The Controller shall audit, to such extent and at such times as may be required by law or as the Controller may think necessary, all accounts and records of corporate funds or property, by whomsoever kept, and for such purposes shall have access to all such accounts and records. The Controller shall make and sign all necessary and proper accounting statements and financial reports of the Corporation, and shall perform all of the duties incident to the office of Controller, as well as such other duties as may be assigned by the Chief Executive Officer or the Board.

        The Assistant Controllers shall perform such of the Controller's duties as the Controller shall from time to time direct. In case of the absence or disability of the Controller or a vacancy in the office, an Assistant Controller designated by the Chief Executive Officer or the Controller, if the office is not vacant, shall perform the duties of the Controller.

        10.    Salaries.    The salaries of all officers of the Corporation shall be fixed by or in the manner provided by the Board. No officer shall be disqualified from receiving a salary by reason of also being a director of the Corporation.

ARTICLE VI

Indemnification and Advancement of Legal Expenses

        1.    Mandatory Indemnification and Advancement of Legal Expenses.

          (a)   To the extent set forth in this Section 1, the Corporation (i) shall indemnify any person who was, during the Covered Time, either a director or an Officer of the Corporation, against any Liability incurred in connection with any Proceeding in which such person is, was, or is threatened to be made a party, by reason of the fact that such person was serving in an Indemnified Capacity during the Covered Time; and (ii) shall advance reasonable legal expenses incurred in good faith by such person in advance of the final disposition of such a Proceeding.

          (b)   To be entitled to indemnification and advancement of legal expenses under this Section 1, the person seeking indemnification or advancement of legal expenses (i) must have conducted himself or herself in good faith; (ii) must have reasonably believed in the case of conduct in an official capacity with the Corporation, that his or her conduct was in the Corporation's best interests and, in all other cases, that his or her conduct was at least not opposed to the Corporation's best interests; and (iii) in the case of any criminal proceeding, must have had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall not indemnify any person who (x) in the case of a proceeding by or in the right of the Corporation, is adjudged liable to the Corporation, or (y) in connection with any other proceeding charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, is adjudged liable on the basis that the person derived an improper personal benefit.

          (c)   To be entitled to indemnification and advancement of legal expenses under this Section 1, the person seeking indemnification or advancement of legal expenses must cooperate with, and provide assistance to, the Corporation, as reasonably requested by the Corporation in connection with any Proceeding. Such cooperation and assistance shall include, but is not limited to, (i) giving the Corporation prompt notice of any Proceeding and of any significant developments in any Proceeding; (ii) allowing the Corporation to have complete charge of the defense and settlement of such Proceeding; (iii) allowing the Corporation to select counsel for such person; (iv) submitting to interviews by legal counsel for the Corporation or any other representative of the Corporation's management; (v) providing to the Corporation unrestricted access to the transcript of such person's testimony in any Proceeding; and (vi) providing to the Corporation copies of any documents in the possession of such person that the Corporation deems relevant to any Proceeding. The obligation to provide documents in clause (vi) shall not require the person seeking indemnification or advancement of legal expenses to waive either the attorney-client or the work product privilege with respect to such person's own counsel, as long as such person notifies the Corporation of any claim of privilege and the basis for such claim.

          (d)   To be entitled to advancement of legal expenses under this Section 1, the person seeking advancement must provide to the Corporation an undertaking, in form and substance satisfactory to the Corporation, pursuant to which the person, among other things, shall be required to (i) affirm and represent to the Corporation that he or she has complied with the standard of conduct set forth in Article VI, Section l(b); (ii) agree to provide cooperation and assistance to the Corporation in the manner provided in Article VI, Section l(c); (iii) submit invoices for legal services and related expenses of counsel in such manner as the Corporation requests; (iv) obligate such person to repay to the Corporation any legal expenses advanced to such person if it is ultimately determined that the advancement of legal expenses is not provided for under these Bylaws or permitted under applicable law; and (v) subrogate any rights such person may have to recover any amounts from any third party, including, but not limited to, any rights to any insurance coverage that may be available under any insurance policy procured by or on behalf of the Corporation, and take any action reasonably necessary to assist or enable the Corporation to recover such amounts.

          (e)   Notwithstanding anything in these Bylaws to the contrary, to the extent that an insurance company provides defense counsel to any person seeking indemnification in connection with a Proceeding, the Corporation shall not be required to pay for the legal expenses or costs of such person.

          (f)    The Corporation shall not be required to indemnify or advance legal expenses in any Proceeding in which the person seeking indemnification or advancement of legal expenses asserts claims, counterclaims, or cross-claims against the Corporation.

          (g)   If a person seeking indemnification or advancement of legal expenses is entitled to indemnification or advancement of legal expenses (or both) from the Corporation and one or more Affiliate Corporations (whether under the bylaws or the organizing documents of such entities or under applicable law), the Corporation and any such Affiliate Corporation may determine which of them will indemnify and advance legal expenses to such person. No person shall be entitled to receive payment for the same legal expenses or the same Liability from more than one entity.

          (h)   To the extent that any person is entitled to the advancement of legal expenses or indemnification, such rights shall inure to the benefit of such person's heirs, executors, administrators, and personal representatives.

        2.    Indemnification and Advancement of Legal Expenses in the Discretion of the Corporation.    In addition to its obligations to indemnify and advance legal expenses as set forth in Section 1 above, the Corporation may, in its sole discretion and to the maximum extent permitted by law (a) indemnify any person who is or was a director, an Officer, an agent or an employee of the Corporation, or any other person designated by the Board, against any Liability incurred in connection with any Proceeding in which such person is, was, or is threatened to be made, a party or a witness, and (b) advance legal expenses incurred by such person in advance of the final disposition of such Proceeding. At a minimum, the conditions, limitations, and requirements set forth in Sections l(b) through l(g), and in Section 3 shall apply to each person and in each instance in which the Corporation agrees to indemnify or to advance legal expenses unless the Corporation expressly waives the condition, limitation, or requirement in writing. All agreements on the part of the Corporation to indemnify or to advance legal expenses to any person under this Section 2 must be in writing, signed by an authorized officer or authorized director of the Corporation, to be enforceable against the Corporation.

        3.    General Provisions Applicable to Indemnification and Advancement of Legal Expenses.

          (a)   The Corporation may waive any condition to the indemnification of, or the advancement of legal expenses to, any person, to the extent permitted by applicable law, in connection with any Proceeding, including a Proceeding brought by or in the right of the Corporation. No waiver will be effective unless in writing, signed by an authorized officer or authorized director of the Corporation. No waiver in any instance will obligate the Corporation to waive its rights with respect to any other instance. Neither payment of, nor any agreement by the Corporation to pay, legal expenses or a Liability to or on behalf of a person, shall operate as a waiver or obligate the Corporation to advance legal expenses or to indemnify such person if not otherwise required by the Bylaws.

          (b)   The rights granted by this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution, or advancement of legal expenses may be entitled under any statute, articles of incorporation, agreement, contract of insurance, vote of shareholders or disinterested directors, or otherwise.

          (c)   The Corporation shall not be liable under this Article for any amounts paid in settlement of any Proceeding effected without its written consent, which the Corporation may withhold in its sole discretion.

          (d)   The Corporation shall not be required to advance legal expenses in connection with a Proceeding or to indemnify any person for any Liability to the extent that the person seeking advancement of legal expenses or indemnification has received payment of such legal expenses or such indemnification from any other source. Any payment made by the Corporation for the advancement of legal expenses or indemnification in connection with any Proceeding is subject to the duty on the part of the recipient to repay to the Corporation any amounts received by the recipient for such purposes under any insurance policy, right of contribution, agreement or otherwise, and the Corporation shall be subrogated to the rights of the recipient with respect to any such payments due to the recipient from any source.

        4.    Definitions.    For purposes of this Article VI:

          (a)   "Affiliate Corporation" means an entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation;

          (b)   "Covered Time" means the period during which this Article VI of these Bylaws remains in effect;

          (c)   "Officer" means a person who is appointed as an officer of the Corporation by or on behalf of the Board of Directors;

          (d)   "Indemnified Capacity" means any and all services by the person seeking indemnification in one or more capacities as a director, Officer, employee, or agent of the Corporation or, at the request of the Corporation, as a director, officer, employee, agent, fiduciary, or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity or enterprise;

          (e)   "Liability" means any damage, judgment, amount paid in settlement, fine, penalty, excise tax assessed with respect to an employee benefit plan, reasonable expert witness fees, reasonable costs of investigation, reasonable attorneys' fees and disbursements, or other reasonable costs or legal expenses of any nature incurred in connection with any Proceeding; and

          (f)    "Proceeding" means any threatened, pending, or completed action, suit, appeal, or other proceeding of any nature, whether civil, criminal, administrative, or investigative, whether formal or informal, whether brought by or in the right of the Corporation, a class of its security holders or otherwise, but excludes any threatened, pending, or completed action, suit, appeal or other proceeding brought by any person for the purpose of requiring the Corporation to indemnify such person or to advance the legal expenses of such person.

ARTICLE VII

Shares of Stock

        1.    Share Ownership.    (a) The shares of the Corporation may but need not be represented by certificates. Unless the Act or another law expressly provides otherwise, the fact that the shares are not represented by certificates shall have no effect on the rights and obligations of shareholders. If the shares are represented by certificates, such certificates shall be signed either manually or in facsimile by the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation. If the person who signed, either manually or in facsimile, a share certificate, no longer holds office when the certificate is issued, the certificate is nevertheless valid. Every certificate representing shares issued by the Corporation shall state the number and class of shares and the designation of the series, if any, the certificate represents, and shall otherwise be in such form as is required by law and as the Board of Directors shall prescribe.

          (b)   The stock ledger and blank share certificates shall be kept by the Secretary or by a transfer agent or by a registrar or by any other officer or agent designated by the Board.

        2.    Transfer of Shares.    Transfers of shares of stock of each class of the Corporation shall be made only on the books of the Corporation by the holder thereof, or by such holder's attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or a transfer agent for such stock, if any, and on surrender of the certificate or certificates, if any, for such shares properly endorsed or accompanied by a duly executed stock transfer power (or by proper evidence of succession, assignment or authority to transfer) and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. The person in whose name shares are registered on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security and not absolutely, and written notice thereof shall be given to the

Secretary or to such transfer agent, such fact shall be stated in the entry of the transfer. No transfer of shares shall be valid as against the Corporation, its shareholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

        3.    Registered Shareholders and Addresses of Shareholders.    (a) The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Colorado.

          (b)   Each shareholder shall designate to the Secretary or transfer agent of the Corporation an address at which notices of meetings and all other corporate notices may be given to such person, and, if any shareholder shall fail to designate such address, corporate notices may be given to such person at such person's post office address, if any, as the same appears on the stock record books of the Corporation or at such person's last known post office address.

        4.    Lost, Destroyed and Mutilated Certificates.    The Corporation may issue to any holder of shares of stock the certificate for which has been lost, stolen, destroyed or mutilated a new certificate or certificates for shares, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction. The Board, or a committee designated thereby, or the transfer agents and registrars for the stock, may, in their discretion, require the owner of the lost, stolen or destroyed certificate, or such person's legal representative, to give the Corporation a bond in such sum and with such surety or sureties as they may direct to indemnify the Corporation and said transfer agents and registrars against any claim that may be made on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

        5.    Fixing Record Date.    The Board of Directors may fix in advance a date as a record date for the determination of the shareholders entitled to a notice of or to vote at any meeting of shareholders or entitled to receive payment of any dividend or other distribution or allotment of rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than 70 days before the meeting or action requiring a determination of shareholders; except that the record date for determining shareholders entitled to take action without a meeting or entitled to be given notice of action so taken is the date upon which a writing upon which such action is taken is first received by the Corporation. Only such shareholders as shall be shareholders of record on the date so fixed shall be so entitled with respect to the matter to which the same relates. If the Board of Directors shall not fix a record date as above provided, then the record date shall be determined in accordance with the Act.

        6.    Transfer Agents and Registrars; Regulations.    The Board of Directors may appoint one or more transfer agents or registrars with respect to shares of the stock of the Corporation. The Board of Directors may make such rules and regulations as it may deem expedient and as are not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation.

ARTICLE VIII

Miscellaneous

        1.    Corporate Seal.    The corporate seal shall be in the form approved by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced. The impression of the seal may be made and attested by either the Secretary or any Assistant Secretary for the authentication of contracts or other papers requiring the seal.

        2.    Fiscal Year.    The fiscal year of the Corporation shall end on the 31st day of December in each year.

        3.    Amendments.    Any bylaw may be adopted, repealed, altered or amended by the affirmative vote of two-thirds of the entire Board at any meeting thereof; provided that notwithstanding anything else in these bylaws, this proviso in this first sentence of Article VIII, and the last sentence of Article VIII may only be amended or repealed by an affirmative vote of three-fourths of the Board at any meeting thereof. The shareholders of the Corporation shall have the power to amend, alter or repeal any provision of these bylaws only to the extent and in the manner provided in the Articles.

QuickLinks

  Exhibit 3.2
AMENDED AND RESTATED BYLAWS OF QWEST SERVICES CORPORATION (A Colorado Corporation) Effective as of February 13, 2003
BYLAWS OF QWEST SERVICES CORPORATION TABLE OF CONTENTS
BYLAWS OF QWEST SERVICES CORPORATION (a Colorado corporation)
ARTICLE I Offices
ARTICLE II Shareholders' Meetings
ARTICLE III Board of Directors
ARTICLE IV Waiver of Notice by Shareholders and Directors and Action of Shareholders and Directors by Consent
ARTICLE V Officers
ARTICLE VI Indemnification and Advancement of Legal Expenses
ARTICLE VII Shares of Stock
ARTICLE VIII Miscellaneous